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Preliminary Pricing Supplement No. U392
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 April 25, 2011
Financial Products	$ Bearish High/Low Coupon Callable Yield Notes due May 3, 2012 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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Interest will be paid quarterly in arrears at a rate per annum that will depend on whether a Knock-In Event occurs. If a Knock-In Event does not occur, interest will be paid at an Applicable Rate per annum that is expected to be between 10.35% (to be determined on the Trade Date). If a Knock-In Event occurs during any quarterly Observation Period, interest for that quarterly period and each subsequent quarterly interest period will be paid at an Applicable Rate per annum that is expected to be 3.0% (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis, subject to Early Redemption.

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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after August 3, 2011. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 3, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities are expected to price on or about April 28, 2011 (the “Trade Date”) and are expected to settle on or about May 3, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500 Index (“SPX”)	SPX
	Russell 2000 Index (“RTY”)	RTY
Applicable Rate:	•	If a Knock-In Event does not occur, the Applicable Rate is expected to be between 10.35% per annum (to be determined on the Trade Date).
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If a Knock-In Event occurs during any quarterly Observation Period, the Applicable Rate for the corresponding quarterly interest period and each subsequent quarterly interest period is expected to be 3.0% per annum (to be determined on the Trade Date).

Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears at the Applicable Rate per annum on August 3, 2011, November 3, 2011, February 3, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

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If a Knock-In Event occurs during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the difference between one and the Underlying Return of the Better Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is less than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

	•	If a Knock-In Event does not occur during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after August 3, 2011 upon at least three business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying is greater than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.
Knock-In Level:	The Knock-In Level for each Underlying will be approximately 122.50% of the Initial Level of such Underlying.
Better Performing Underlying:	The Underlying with the highest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
		Final Level − Initial Level Initial Level	, subject to a minimum of zero and a maximum of 1.0
Initial Level:*	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Periods:
There are four quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates:†	July 29, 2011, October 31, 2011, January 31, 2012 and the Valuation Date.
Valuation Date:†	April 30, 2012
Maturity Date:†	May 3, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546E5M2

* In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

† The determination of the closing level for each Underlying on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described in the accompanying product supplement under “Description of the Securities—Market disruption events”. The Interest Payment Dates including the Maturity Date are subject to postponement, each as described herein, if such date is not a business day or if the determination of the closing level for any Underlying on the corresponding Observation Date or the Valuation Date, as applicable, is postponed because such date is not a trading day or an underlying business day for any Underlying, as applicable, or as a result of a market disruption event in respect of any Underlying.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay varying discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
April   , 2011

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010: http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010: http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns of the Better Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that (i) the securities are not redeemed prior to maturity, (ii) the Applicable Rate is 10.35% per annum if a Knock-In Event does not occur and 3.0% per annum if a Knock-In Event occurs, (iii) the term of the securities is exactly one year and (iv) the Knock-In Level for each Underlying is 122.50% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is 1350 for SPX and 850 for RTY. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is greater than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period and (b) the Final Level of the Better Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Better Performing Underlying will increase in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during any Observation Period.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	22.49%	22.49%	$1,000	$103.50	$1,103.50
$1,000	20%	20%	$1,000	$103.50	$1,103.50
$1,000	10%	10%	$1,000	$103.50	$1,103.50
$1,000	0%	0%	$1,000	$103.50	$1,103.50
$1,000	−10%	0%	$1,000	$103.50	$1,103.50
$1,000	−20%	0%	$1,000	$103.50	$1,103.50
$1,000	−30%	0%	$1,000	$103.50	$1,103.50
$1,000	−40%	0%	$1,000	$103.50	$1,103.50
$1,000	−50%	0%	$1,000	$103.50	$1,103.50

TABLE 2: A Knock-In Event OCCURS during the period from the Trade Date to the first Observation Date.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event occurs during the first Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	50%	$500	$30.00	$530.00
$1,000	40%	40%	$600	$30.00	$630.00
$1,000	30%	30%	$700	$30.00	$730.00
$1,000	20%	20%	$800	$30.00	$830.00
$1,000	10%	10%	$900	$30.00	$930.00
$1,000	0%	0%	$1,000	$30.00	$1,030.00
$1,000	−10%	0%	$1,000	$30.00	$1,030.00
$1,000	−20%	0%	$1,000	$30.00	$1,030.00
$1,000	−30%	0%	$1,000	$30.00	$1,030.00
$1,000	−40%	0%	$1,000	$30.00	$1,030.00
$1,000	−50%	0%	$1,000	$30.00	$1,030.00

TABLE 3: A Knock-In Event OCCURS during the period from the first Observation Date to the second Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event occurs during the second Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	50%	$500	$48.38	$548.38
$1,000	40%	40%	$600	$48.38	$648.38
$1,000	30%	30%	$700	$48.38	$748.38
$1,000	20%	20%	$800	$48.38	$848.38
$1,000	10%	10%	$900	$48.38	$948.38
$1,000	0%	0%	$1,000	$48.38	$1,048.38
$1,000	−10%	0%	$1,000	$48.38	$1,048.38
$1,000	−20%	0%	$1,000	$48.38	$1,048.38
$1,000	−30%	0%	$1,000	$48.38	$1,048.38
$1,000	−40%	0%	$1,000	$48.38	$1,048.38
$1,000	−50%	0%	$1,000	$48.38	$1,048.38

TABLE 4: A Knock-In Event OCCURS during the period from the second Observation Date to the third Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event occurs during the third Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	50%	$500	$66.75	$566.75
$1,000	40%	40%	$600	$66.75	$666.75
$1,000	30%	30%	$700	$66.75	$766.75
$1,000	20%	20%	$800	$66.75	$866.75
$1,000	10%	10%	$900	$66.75	$966.75
$1,000	0%	0%	$1,000	$66.75	$1,066.75
$1,000	−10%	0%	$1,000	$66.75	$1,066.75
$1,000	−20%	0%	$1,000	$66.75	$1,066.75
$1,000	−30%	0%	$1,000	$66.75	$1,066.75
$1,000	−40%	0%	$1,000	$66.75	$1,066.75
$1,000	−50%	0%	$1,000	$66.75	$1,066.75

TABLE 5: A Knock-In Event OCCURS during the period from the third Observation Date to the Valuation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event occurs during the fourth Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	50%	$500	$85.13	$585.13
$1,000	40%	40%	$600	$85.13	$685.13
$1,000	30%	30%	$700	$85.13	$785.13
$1,000	20%	20%	$800	$85.13	$885.13
$1,000	10%	10%	$900	$85.13	$985.13
$1,000	0%	0%	$1,000	$85.13	$1,085.13
$1,000	−10%	0%	$1,000	$85.13	$1,085.13
$1,000	−20%	0%	$1,000	$85.13	$1,085.13
$1,000	−30%	0%	$1,000	$85.13	$1,085.13
$1,000	−40%	0%	$1,000	$85.13	$1,085.13
$1,000	−50%	0%	$1,000	$85.13	$1,085.13

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Better Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1350	1350 (100% of Initial Level)	1215 (90% of Initial Level)
RTY	850	1041.25 (122.50% of Initial Level)	1041.25 (122.50% of Initial Level)

Since the closing level of RTY reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. RTY is also the Better Performing Underlying.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of RTY – Initial Level of RTY Initial Level of RTY	; subject to a minimum of 0.00 and a maximum of 1.0

= (1041.25 - 850) / 850 = 0.225

The Redemption Amount	=	principal amount of the securities × (1 – Underlying Return of the Better Performing Underlying)
	=	$1,000 × (1 – 0.225)
	=	$775

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; the Better Performing Underlying never reaches or exceeds its Knock-In Level during any Observation Period; and the Final Level of the Better Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1350	1653.75 (122.50% of Initial Level)	1215 (90% of Initial Level)
RTY	850	935 (110% of Initial Level)	935 (110% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level, a Knock-In Event occurs. RTY is the Better Performing Underlying, even though its closing level never reaches or exceeds its Knock-In Level during an Observation Period.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of RTY – Initial Level of RTY Initial Level of RTY	; subject to a minimum of 0.00 and a maximum of 1.0

= (935 – 850) / 850 = 0.10

The Redemption Amount	=	principal amount of the securities × (1 – Underlying Return of the Better Performing Underlying)
	=	$1,000 × (1 – 0.10)
	=	$900

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Better Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1350	1653.75 (122.50% of Initial Level)	1215 (90% of Initial Level)
RTY	850	850 (100% of Initial Level)	680 (80% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. SPX is also the Better Performing Underlying.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of SPX – Initial Level of SPX Initial Level of SPX	; subject to a minimum of 0.00 and a maximum of 1.0

= (1215 - 1350) / 1350 = −0.10

BUT −0.10 is less than the minimum of 0.00, so the Underlying Return of the Better Performing Underlying is 0.00.

The Redemption Amount	=	principal amount of the securities × (1 – Underlying Return of the Better Performing Underlying)
	=	$1,000 × (1 – 0.00)
	=	$1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1350	1552.50 (115% of Initial Level)	1215 (90% of Initial Level)
RTY	850	935 (110% of Initial Level)	765 (90% of Initial Level)

Since the closing level of each Underlying did not reach or exceed its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY – You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during any Observation Period and the Final Level of the Better Performing Underlying is greater than its Initial Level, you will not receive the maximum amount of interest payable on the securities and you will lose 1% of your initial investment for each 1% appreciation in the Better Performing Underlying, up to the loss of your entire investment. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the Final Level of the Better Performing Underlying will increase in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST AT THE APPLICABLE RATE, AT MATURITY OR UPON EARLY REDEMPTION – The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. Even if the Final Level of each Underlying is less than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive more than the principal amount of your securities at maturity, plus accrued and unpaid interest. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities is expected to be $1,103.50 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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IF A KNOCK-IN EVENT OCCURS DURING ANY QUARTERLY OBSERVATION PERIOD, THE APPLICABLE RATE FOR THE CORRESPONDING QUARTERLY INTEREST PERIOD AND EACH SUBSEQUENT INTEREST PERIOD IS EXPECTED TO BE 3.0% PER ANNUM – If a Knock-In Event occurs during any quarterly Observation Period, the Applicable Rate for the corresponding quarterly interest period and each subsequent interest period is expected to be 3.0% per annum (to be determined on the Trade Date). For example, if a Knock-In Event occurs during the period from the Trade Date to the first Observation Date, the Applicable Rate per annum for each interest period is expected to be 3.0% and the maximum amount of interest you will be entitled to receive, assuming the term of the securities is exactly one year, is expected to be $30.00 per $1,000 principal amount of the securities.

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IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE BETTER PERFORMING UNDERLYING – If a Knock-In Event occurs, your return will be based on the individual performance of the Better Performing Underlying. This will be true even if the closing level of the Better Performing Underlying never reached or exceeded its Knock-In Level on any trading day during any Observation Period.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING EXCEEDS ITS INITIAL LEVEL – Even if the closing level of only one Underlying is greater than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of just one Underlying is greater than its Initial Level. This will be true even if the closing level of the Better Performing Underlying was never greater than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date scheduled to occur on or after August 3, 2011 upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable at the Applicable Rate on that Interest Payment Date. In that case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING – Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the appreciation of any basket component could be mitigated by the depreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the better performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the appreciation of either Underlying is not mitigated by the depreciation of the other Underlying. Instead, the Redemption Amount payable at maturity depends on the better performing of the two Underlyings to which the securities are linked.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS – Your return on the securities will not reflect the return you would realize if you actually owned the equity securities comprising the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Underlyings on any trading day during any Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the S&P 500® Index and the Russell 2000® Index based on the closing level of the S&P 500® Index and the closing level of the Russell 2000® Index from January 1, 2006 through April 21, 2011. The closing level of the S&P 500® Index on April 21, 2011 was 1337.38. The closing level of the Russell 2000® Index on April 21, 2011 was 845.64. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may increase so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain below their respective Knock-In Levels during any Observation Period. If the closing level of either Underlying is greater than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, and the closing level of the Better Performing Underlying on the Valuation Date is greater than its Initial Level, then you will lose money on your investment.

For additional information about the S&P 500® Index and the Russell 2000® Index, see the information set forth under “The Reference Indices—The S&P Indices—The S&P 500® Index” and “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Historical Performance of the S&P 500® Index
Closing Level
1800
1600
1400
1200
1000
800
600
400
200
0
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Source: Bloomberg

## Historical Performance of the Russell 2000® Index

900
800
700
600
500
400
300
200
100
0
Closing Level
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11

Source: Bloomberg

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events”) exists in respect of any Underlying or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Definitions”) for any Underlying, then the determination of the closing level for such Underlying on such Observation Date will be postponed to the first succeeding trading day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five trading days for such Underlying immediately following such Observation Date. In that case, the closing level for such Underlying on such Observation Date will be determined as of the fifth succeeding trading day for such Underlying following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Underlying, and the calculation agent will then determine the closing level for such Underlying on that calculation date in accordance with the formula for and method of calculating such Underlying last in effect prior to the commencement of the market disruption event in respect of such Underlying using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such Underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on such exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that calculation date, of each component comprising the Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

The determination of the closing level for each Underlying not affected by a market disruption event on an Observation Date (other than the Valuation Date) or by an Observation Date (other than the Valuation Date) not being a trading day for such Underlying will occur on such Observation Date. The Valuation Date for any Underlying not affected by a market disruption event will be the scheduled Valuation Date for such Underlying.

If the determination of the closing level for any Underlying on an Observation Date other than the Valuation Date is postponed as a result of a market disruption event as described above to a date on or after the corresponding Interest Payment Date, then such corresponding Interest Payment Date will be postponed to the business day following the latest date to which such determination is so postponed for any Underlying.

If the Valuation Date for any Underlying is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day for any Underlying, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Underlying.

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.3465%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse